As filed with the Securities and Exchange Commission on September 5, 2014

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARIAD PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	22-3106987
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26 Landsdowne Street

Cambridge, Massachusetts 02139

(Address of Principal Executive Offices) (Zip Code)

ARIAD PHARMACEUTICALS, INC. 2014 LONG-TERM INCENTIVE PLAN

AMENDED AND RESTATED ARIAD PHARMACEUTICALS, INC.

1997 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

(Full title of the plans)

Harvey J. Berger, M.D.

Chairman and Chief Executive Officer

ARIAD Pharmaceuticals, Inc.

26 Landsdowne Street

Cambridge, Massachusetts 02139-4234

(617) 494-0400

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $.001 par value(4)	12,716,555	$6.23	$79,224,138	$10,204.07
	750,000	$6.23	$4,672,500	$601.82
	13,466,555		$83,896,638	$10,805.89

(1)	The number of shares of common stock, par value $.001 per share (“Common Stock”), stated above consists of (i) the aggregate number of shares which may be issued under the ARIAD Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”), including 4,716,555 shares (the “Carryover Shares”) carried over from the ARIAD Pharmaceuticals, Inc. 2006 Long-Term Incentive Plan, as amended (the “2006 Plan”), as of June 25, 2014, which was the effective date of the 2014 Plan; and (ii) the aggregate number of additional shares not previously registered which may be issued under the Amended and Restated ARIAD Pharmaceuticals, Inc. 1997 Employee Stock Purchase Plan, as amended, pursuant to an amendment to the plan that became effective on June 25, 2014 (the “ESPP,” and together with the 2014 Plan, the “Plans”). The maximum number of shares which may be issued under the Plans is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plans. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.
(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows: in the case of shares of Common Stock to be issued under the Plans, for which the price of such shares is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on The NASDAQ Global Select Stock Market as of a date (September 3, 2014) within five business days prior to filing this Registration Statement.
(3)	Pursuant to Rule 457(p) under the Securities Act, the registration fee of $10,805.89 is offset by the registration fee of $9,183.39 previously paid by the Registrant with respect to the Carryover Shares, which have been reserved but not issued under the 2006 Plan as of June 25, 2014, the date of stockholder approval of the 2014 Plan, resulting in a net amount due of $1,622.50. The Carryover Shares were registered for issuance under the 2006 Plan on the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 29, 2012 (Registration Number 333-182454) (the “2012 Form S-8”). The Registrant is contemporaneously filing a Post-Effective Amendment No. 1 to the 2012 Form S-8 to reflect the removal from registration of the Carryover Shares under the 2012 Form S-8.
(4)	Attached to each share of Common Stock is a right to purchase our Series A Junior Participating Preferred Stock, $.01 par value per share, which rights are not presently exercisable.

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plans.

2014 Plan

This Registration Statement on Form S-8 hereby registers 12,716,555 shares of common stock, par value $.001 per share (“Common Stock”), for issuance under the ARIAD Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”), including 4,716,555 shares carried over from the ARIAD Pharmaceuticals, Inc. 2006 Long-Term Incentive Plan, as amended (the “2006 Plan”), as of June 25, 2014, which was the effective date of the 2014 Plan (the “Effective Date”). The 2014 Plan provides that the maximum number of shares of Common Stock that may be awarded under the 2014 Plan is 8,000,000 shares of Common Stock, plus (i) any reserved shares not issued or subject to outstanding grants under the 2006 Plan on the Effective Date, and (ii) shares that are subject to options, restricted stock units or other awards granted under the 2006 Plan and the Registrant’s 2001 Stock Plan that cease to be subject to awards by forfeiture, expiration, surrender or cancellation or otherwise after the Effective Date for any reason. The 2014 Plan replaces the 2006 Plan, and no further awards will be made under the 2006 Plan.

ESPP

This Registration Statement on Form S-8 hereby registers an additional 750,000 shares of Common Stock for issuance under the ESPP. An aggregate of 1,750,000 shares of Common Stock for issuance under the ESPP were previously registered on August 24, 2009 (File No. 333-161515) (750,000 shares); June 16, 2008 (File No. 333-151683) (500,000 shares); and September 26, 1997 (File No. 333-36597) (500,000 shares).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as amended by Amendment No. 1 on Form 10-K/A filed on April 30, 2014 (File No. 001-36172).

(b)	The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on May 9, 2014 that are deemed “filed” with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 000-36172);

(c)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014 and June 30, 2014 (File No. 001-36172);

(d)	The Registrant’s Current Reports on Form 8-K filed on January 17, 2014 (Items 8.01 and 9.01), February 5, 2014 (Item 8.01), February 21, 2014 (Items 1.01, 5.02 and 9.01), February 25, 2014 (Items 1.02, 8.01and 9.01), March 24, 2014 (Item 8.01 and 9.01), May 1, 2014 (Items 5.02, 5.03 and 9.01), May 7, 2014 (Items 8.01 and 9.01), May 21, 2014 (Item 8.01), June 5, 2014 (Items 8.01 and 9.01), June 17, 2014 (Items 1.01, 2.03, 3.02, 8.01 and 9.01), June 19, 2014 (Items 8.01 and 9.01), June 24, 2014 (Items 1.01 and 9.01), June 26, 2014 (Items 5.02, 5.07 and 9.01), August 6, 2014 (Items 8.01 and 9.01), August 8, 2014 (Item 8.01), August 27, 2014 (Item 8.01), and August 27, 2014 (Item 8.01) (File Nos. 001-36172);

(e)	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 10/A (File No. 000-21696) filed under the Exchange Act on June 25, 1993, including any amendment or report filed for the purpose of updating such description; and

(f)	The description of the Preferred Stock Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36172) filed under the Exchange Act on November 1, 2013, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Registrant by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and members of that firm and their families own an aggregate of approximately 5,000 shares of Common Stock of the Registrant.

Item 6.	Indemnification of Directors and Officers.

Our certificate of incorporation and bylaws, as currently in effect, provide that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of ARIAD Pharmaceuticals, Inc. or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our certificate of incorporation and bylaws also provide that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full after we receive a written claim for such indemnification, the certificate of incorporation and our bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

We have also entered into indemnification agreements with our directors and officers. These agreements provide each indemnitee with more comprehensive indemnification and advancement rights than are provided by ARIAD in our certificate of incorporation and bylaws in certain circumstances and contain presumptions and procedures designed to ensure that the indemnification and advancement rights granted to each indemnitee in these agreements will be provided on a timely basis. Each agreement provides that our obligations under the agreement will continue during the time the indemnitee serves ARIAD and continues thereafter so long as the indemnitee is subject to any possible proceeding by reason of the indemnitee’s service to ARIAD.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article 7 of our certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Any underwriting agreements that we may enter into will likely provide for the indemnification of us, our controlling persons, our directors and certain of our officers by the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1.1	Certificate of Incorporation of ARIAD Pharmaceuticals, Inc., as amended (filed as Exhibit 3.1 in the Registrant’s Quarterly Report on Form 10-Q (File No. 000-21696) filed with the Securities and Exchange Commission on May 10, 2010 and incorporated herein by reference).

4.1.2	Certificate of Amendment of Certificate of Incorporation of ARIAD Pharmaceuticals, Inc., dated June 20, 2013 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-21696) filed with the Securities and Exchange Commission on June 24, 2013 and incorporated herein by reference).

4.1.3	Amended Certificate of Designation of Series A Preferred Stock of ARIAD Pharmaceuticals, Inc., dated November 1, 2013 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K/a (File No. 001-36172) filed with the Securities and Exchange Commission on November 5, 2013 and incorporated herein by reference).

4.2	Amended and Restated Bylaws of ARIAD Pharmaceuticals, Inc. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36172) filed with the Securities and Exchange Commission on May 1, 2014 and incorporated herein by reference).

4.3	Specimen common stock certificate of ARIAD Pharmaceuticals, Inc. (filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-36172) filed with the Securities and Exchange Commission on March 3, 2014 and incorporated herein by reference).

4.4.1	Section 382 Rights Agreement, dated October 31, 2013, between ARIAD Pharmaceuticals, Inc. and Computershare Trust Company, N.A., as Rights Agent (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 000-21696) filed with the Securities and Exchange Commission on November 1, 2013 and incorporated herein by reference).

4.4.2	Amendment to Section 382 Rights Agreement, dated as of June 24, 2014, between ARIAD Pharmaceuticals, Inc. and Computershare Trust Company, N.A., as Rights Agent (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36172) filed with the Securities and Exchange Commission on June 24, 2014 and incorporated herein by reference).

4.5	Indenture, dated June 17, 2014, by and between ARIAD Pharmaceuticals, Inc. and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36172) filed with the Securities and Exchange Commission on June 17, 2014 and incorporated herein by reference).

4.6	Convertible Note Hedge Confirmation, dated June 12, 2014, by and between ARIAD Pharmaceuticals, Inc. and JPMorgan Chase Bank, National Association (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-36172) filed with the Securities and Exchange Commission on June 17, 2014 and incorporated herein by reference).

Exhibit Number	Description

4.7	Warrant Confirmation, dated June 12, 2014, by and between ARIAD Pharmaceuticals, Inc. and JPMorgan Chase Bank, National Association (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-36172) filed with the Securities and Exchange Commission on June 17, 2014 and incorporated herein by reference).

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., as to the legality of the shares being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (filed with Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

99.1	ARIAD Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan (filed as Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-36172) filed with the Securities and Exchange Commission on May 9, 2014 and incorporated herein by reference).

99.2	Amended and Restated ARIAD Pharmaceuticals, Inc. 1997 Employee Stock Purchase Plan, as amended (filed as Appendix C to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 00 -36172) filed with the Securities and Exchange Commission on May 9, 2014 and incorporated herein by reference).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts on September 5, 2014.

ARIAD PHARMACEUTICALS, INC.

By:	/s/ Harvey J. Berger, M.D.
Harvey J. Berger, M.D.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints Harvey J. Berger and Edward M. Fitzgerald, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harvey J. Berger, M.D. Harvey J. Berger, M.D.	Chairman of the Board of Directors, Chief Executive Officer (Principal Executive Officer)	September 5, 2014

/s/ Edward M. Fitzgerald Edward M. Fitzgerald	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Principal Accounting Officer)	September 5, 2014

Alexander J. Denner	Director

/s/ Jay R. LaMarche Jay R. LaMarche	Director	September 5, 2014

/s/ Athanase Lavidas, Ph.D. Athanase Lavidas, Ph.D.	Director	September 5, 2014

Signature	Title	Date

Massimo Radaelli, Ph.D.	Director

/s/ Norbert G. Riedel, Ph.D. Norbert G. Riedel, Ph.D.	Director	September 5, 2014

/s/ Sarah J. Schlesinger, M.D. Sarah J. Schlesinger, M.D.	Director	September 5, 2014

/s/ Robert M. Whelan, Jr. Robert M. Whelan, Jr.	Director	September 5, 2014

/s/ Wayne Wilson Wayne Wilson	Director	September 5, 2014

EXHIBIT INDEX

Exhibit Number	Description

4.1.1	Certificate of Incorporation of ARIAD Pharmaceuticals, Inc., as amended (filed as Exhibit 3.1 in the Registrant’s Quarterly Report on Form 10-Q (File No. 000-21696) filed with the Securities and Exchange Commission on May 10, 2010 and incorporated herein by reference).

4.1.2	Certificate of Amendment of Certificate of Incorporation of ARIAD Pharmaceuticals, Inc., dated June 20, 2013 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-21696) filed with the Securities and Exchange Commission on June 24, 2013 and incorporated herein by reference).

4.1.3	Amended Certificate of Designation of Series A Preferred Stock of ARIAD Pharmaceuticals, Inc., dated November 1, 2013 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K/a (File No. 001-36172) filed with the Securities and Exchange Commission on November 5, 2013 and incorporated herein by reference).

4.2	Amended and Restated Bylaws of ARIAD Pharmaceuticals, Inc. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36172) filed with the Securities and Exchange Commission on May 1, 2014 and incorporated herein by reference).

4.3	Specimen common stock certificate of ARIAD Pharmaceuticals, Inc. (filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-36172) filed with the Securities and Exchange Commission on March 3, 2014 and incorporated herein by reference).

4.4.1	Section 382 Rights Agreement, dated October 31, 2013, between ARIAD Pharmaceuticals, Inc. and Computershare Trust Company, N.A., as Rights Agent (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 000-21696) filed with the Securities and Exchange Commission on November 1, 2013 and incorporated herein by reference).

4.4.2	Amendment to Section 382 Rights Agreement, dated as of June 24, 2014, between ARIAD Pharmaceuticals, Inc. and Computershare Trust Company, N.A., as Rights Agent (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36172) filed with the Securities and Exchange Commission on June 24, 2014 and incorporated herein by reference).

4.5	Indenture, dated June 17, 2014, by and between ARIAD Pharmaceuticals, Inc. and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36172) filed with the Securities and Exchange Commission on June 17, 2014 and incorporated herein by reference).

4.6	Convertible Note Hedge Confirmation, dated June 12, 2014, by and between ARIAD Pharmaceuticals, Inc. and JPMorgan Chase Bank, National Association (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-36172) filed with the Securities and Exchange Commission on June 17, 2014 and incorporated herein by reference).

4.7	Warrant Confirmation, dated June 12, 2014, by and between ARIAD Pharmaceuticals, Inc. and JPMorgan Chase Bank, National Association (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-36172) filed with the Securities and Exchange Commission on June 17, 2014 and incorporated herein by reference).

Exhibit Number	Description

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., as to the legality of the shares being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (filed with Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

99.1	ARIAD Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan (filed as Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-36172) filed with the Securities and Exchange Commission on May 9, 2014 and incorporated herein by reference).

99.2	Amended and Restated ARIAD Pharmaceuticals, Inc. 1997 Employee Stock Purchase Plan, as amended (filed as Appendix C to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 00-36172) filed with the Securities and Exchange Commission on May 9, 2014 and incorporated herein by reference).